Exhibit 10. (iii)(8)



NON-EMPLOYEE DIRECTORS RETIREMENT PLAN



	Each director who is not an employee of the Company or its subsidiaries ("non-employee director") who is a director on November 8, 1995 will be eligible upon retirement from the Board of Directors at the mandatory retirement age (or upon earlier retirement with Board approval), to receive, while living, a quarterly payment in advance of each quarter equal to one-quarter of the "annual retainer fee" of $30,000 in effect on November 8, 1995. For purposes of this Plan, the annual retainer fee shall exclude additional fees paid to a non-employee director for acting as chairman of a committee. Payment(s) to eligible non-employee directors under this Plan shall not begin until retirement from the Board at the mandatory retirement age set by the Board (or earlier upon Board approval). Persons who become directors of the Company subsequent to November 8, 1995 will not be eligible for benefits under this Plan.



	 The Board of Directors and the Secretary may in their discretion prescribe such provisions and interpretations as either shall deem necessary or advisable for purposes of this Plan. At any time, the Board of Directors may amend, modify or terminate this Plan, in whole or in part, and terminate benefits to an otherwise eligible non-employee director who ceases to serve as such because, in the opinion of the Board, of misfeasance.



	Nothing in the Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any non-employee director for reelection by the Company's shareholders. The Plan does not create a trust in favor of a non-employee director or any other person and the obligation of the Company is solely a contractual obligation to make payments due hereunder. In this regard, benefits under the Plan shall be considered a liability of the Company and a non-employee director's right thereto shall be the same as any unsecured general creditor of the Company.
No non-employee director shall acquire any right, title or interest in or to any amounts payable to a non-employee director under the Plan other than the actual payment of such amounts in accordance with the terms of the Plan.



	No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.



	Construction of the Plan shall be governed by the laws of Illinois.